UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2020

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 13, 2020, Adaptimmune Therapeutics plc (the “Company” or “Adaptimmune”) entered into a Co-development and Co-commercialization agreement (“Agreement”) with Universal Cells, Inc., a wholly-owned subsidiary of Astellas Pharma Inc (“Astellas”).

Under the Agreement the parties will agree on up to three targets and will co-develop T-cell therapies directed to those targets pursuant to an agreed research plan. For each target, Astellas will fund co-development up until completion of a Phase 1 trial for products directed to such target. Upon completion of the Phase 1 trial for a product, Astellas and Adaptimmune will elect whether to progress with co-development and co-commercialization of such product, or to allow the other party to pursue the candidate independently.

If the parties progress with co-development and co-commercialization of a product, then each party will grant the other party a co-exclusive license to co-develop and co-commercialize such product in the field of T-cell therapy. If a product is developed solely by one party, then the other party will grant to the continuing party an exclusive license to develop and commercialize such product in the field of T-cell therapy.

In addition, Astellas is also granted the right to develop independently of Adaptimmune allogeneic T-cell therapy candidates directed to two targets selected by Astellas. Astellas will have sole rights to develop and commercialize products directed against such products.

Under the terms of the agreement, Adaptimmune may receive up to $897.5 million in payments, including:

•	An upfront payment of $50 million.
•	Development milestones of up to $73.75 million for each co-developed and co-commercialized product
•	Development milestones of up to $147.5 million per product and up to $110 million in sales milestones for products developed unilaterally by Astellas.

In addition, Adaptimmune will receive research funding of up to $7.5 million per year and tiered royalties on net sales in the mid-single to mid-teen digits.

Under the terms of the Agreement and in consideration for rights under certain contributed Astellas technology, Astellas may receive up to $552.5 million, including up to $147.5 million in milestone payments per product and up to $110 million in sales milestones for products developed unilaterally by Adaptimmune. In addition, Astellas will receive tiered royalties on net sales in the mid-single to mid-teen digits.

To the extent that Astellas and Adaptimmune co-develop and co-commercialize any product, the parties will share equally all worldwide costs and profits. Further details governing the parties’ co-commercialization will be articulated in a product-specific commercialization agreement.

Either party can terminate the Agreement in the event of material breach or insolvency of the other party. Astellas can terminate the Agreement for convenience in its entirety or partly in relation to any targets and products directed to such targets. Adaptimmune can terminate the Agreement for convenience in relation to any target it is unilaterally developing and to products directed to such target.

In addition to the Agreement, the parties have also made amendments to the pre-existing agreement between Universal Cells, Inc. and Adaptimmune which was announced on December 1, 2015. The amendments relate primarily to changes to the development plan agreed between the parties and the pre-existing agreement has been amended and re-stated as at January 13, 2020 as a result of the changes agreed.

The foregoing description of the Agreement and the amendment to the pre-existing agreement is only a summary of the material terms thereof, and does not purport to be complete. The description is qualified in its entirety by reference to the Agreement and the amendment to the pre-existing agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 7.01 Regulation FD Disclosure.

Financial Guidance

Following the Astellas agreement, the Company believes that its existing cash, cash equivalents and marketable securities will fund the Company’s current operations through the first quarter of 2021.

The information contained in Item 7.01 of this Form 8-K, including Exhibit 99.1 furnished herewith, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by the Company by specific reference in such a filing.

Item 8.01	Other Events

On January 14, 2020 the Company issued a press release announcing the Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release dated January 14, 2020

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: January 14, 2020	By:	/s/ Margaret Henry
Name: Margaret Henry
Title: Corporate Secretary